Exhibit 99.1

CERTIFICATE OF MERGER

OF

NC MERGER SUB, INC.

INTO

NEW CENTURY FINANCIAL CORPORATION

dated September 30, 2004

The undersigned corporation formed and existing under and by virtue of Delaware General Corporation Law, 8 Del.C. § 101, et seq.,

DOES HEREBY CERTIFY:

FIRST: The name and jurisdiction of formation or organization of each of the constituent corporations to the merger are as follows:

Name	Jurisdiction of Formation or Organization
New Century Financial Corporation	Delaware

NC Merger Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of April 21, 2004 (the “Merger Agreement”), by and among New Century Financial Corporation (“New Century Financial”), NC Merger Sub, Inc. (“NC Merger Sub”) and New Century REIT, Inc., a Maryland corporation (“New Century REIT”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The surviving corporation is New Century Financial (the “Surviving Corporation”).

FOURTH: The merger of NC Merger Sub into New Century Financial shall be effective on October 1, 2004 at 1:00 a.m.

FIFTH: The Amended and Restated Certificate of Incorporation of the Surviving Corporation, as amended, shall, upon the effectiveness of the Merger, be amended to read in its entirety as set forth in Exhibit A to this Certificate of Merger.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is:

18400 Von Karman, Suite 1000

Irvine, California 92612

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the constituent corporations.

IN WITNESS WHEREOF, New Century Financial Corporation has caused this Certificate of Merger to be signed and acknowledged this 30th day of September, 2004.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ Robert K. Cole
Name:	Robert K. Cole
Title:	Chairman of the Board and
Chief Executive Officer

Exhibit A

to

Certificate of Merger

RESTATED CERTIFICATE OF INCORPORATION

OF

NEW CENTURY FINANCIAL CORPORATION

(a Delaware corporation)

ARTICLE I

The name of the corporation is New Century TRS Holdings, Inc. (this “Corporation”).

ARTICLE II

The address of this Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of this Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

This Corporation is authorized to issue one class of stock to be designated “Common Stock,” with a par value of $0.01 per share. The total number of shares which this Corporation is authorized to issue is One Million (1,000,000) shares.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VI

The number of directors of this Corporation shall be fixed from time to time by the Bylaws or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of this Corporation.

ARTICLE IX

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article IX shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

Any repeal or modification of this Article IX shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

The provisions of this Article IX shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article IX.

ARTICLE X

This Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of this Corporation or by reason of the fact that such person, at the request of this Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE XI

Pursuant to DGCL Section 203(b)(1), this Corporation shall not be governed by the provisions of DGCL Section 203.

ARTICLE XII

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.